Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2015, relating to the financial statements and financial highlights which appears in the September 30, 2015 Annual Report to Shareholders of the Gotham Absolute Return Fund, the Gotham Absolute 500 Fund, the Gotham Enhanced Return Fund, the Gotham Enhanced 500 Fund, the Gotham Index Plus Fund, the Gotham Neutral Fund, and the Gotham Total Return Fund (each constituting a separate series of FundVantage Trust), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, PA
January 28, 2016